UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2024

SOW GOOD INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 N Union Bower Rd
Irving, TX 75061
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (214) 623-6055

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	SOWG	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On January 5, 2024, Tim Creed tendered his resignation, effective January 5, 2024 from the Board of Directors of Sow Good Inc. (the “Company”).

(d)

On January 5, 2024, the Company appointed Edward Shensky as a member of the Board of Directors of the Company effective immediately. Mr. Shensky will stand for re-election at the Company’s next annual meeting. His appointment to the Board of Directors is not pursuant to any arrangement or understanding between Mr. Shensky and any other person.

Pursuant to the Company’s Non-Employee Director Compensation Plan, Mr. Shensky will receive annualized compensation of $25,000, to be paid in cash or common stock, at the Company’s election, beginning with his appointment and continuing on each subsequent anniversary of his appointment thereafter or the date of his election at an annual meeting of shareholders, whichever comes first. On January 11, 2024, the Company issued an aggregate of 1,233 shares to Mr. Shensky under the Non-Employee Director Compensation Plan, which represents the number of shares to be issued based on the closing price of the Company’s shares on the OTCQB marketplace on January 10, 2024.

Background and Experience of Edward Shensky

Edward Shensky, is a senior shareholder at Stark & Stark full-service law firm providing legal services across more than 30 practice areas. Mr. Shensky headed the medical malpractice and personal injury group in Yardley, Pennsylvania and was instrumental in expanding the firm’s litigation team in those practice areas. Mr. Shensky received his juris doctorate degree from Temple University Law School in 1978. Mr. Shensky was selected to serve on our Board of Directors because of his legal experience and prior experience serving on the Risk Management Board for a UK based manufacturing company and the Strategic Planning Committee for a major charitable organization headquartered in Pennsylvania.

There are no family relationships between Mr. Shensky and any other director or executive officer of the Company and no transactions in which Mr. Shensky has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(e)

Employment Agreement with Chief Financial Officer

On January 11, 2024, the Board ratified the Employment Agreement entered into on December 1, 2023 with Keith Terreri, the Company’s Chief Financial Officer (“Employment Agreement”). The Employment Agreement supercedes Mr. Terreri’s previously filed offer letter and includes the previously approved compensation terms as well as restrictive covenants, a release and the severance terms described in more detail below. The Employment Agreement provides for Mr. Terreri’s entitlement to receive an annual base salary of $270,000 and an annual target bonus opportunity equal to 25% of base salary. Additionally, the Employment Agreement provides Mr. Terreri’s entitlement to a grant of 27,000 stock options, representing the right to purchase shares of the Company’s common stock, subject to Mr. Terreri’s continuous service to the Company through each vesting date.

The Employment Agreement provides that in the event of the Mr. Terreri’s termination of employment by the Company without “Cause” (as defined in the Employment Agreement), Mr. Terreri will receive payment of: (i) all Accrued Benefits (as defined in the Employment Agreement), (ii) an amount equal to the sum of Mr. Terreri’s monthly base salary rate, paid in accordance with the regular payroll practices of the Company for a period to be determined following the termination, and (iii) pro-rated portion of the annual bonus otherwise payable to Mr. Terreri without regard to the termination.

Payment of any benefits described above under the Employment Agreement is conditioned on the Mr. Terreri’s execution and non-revocation of a release of claims in favor of the Company. In addition, under the Employment Agreement, Mr. Terreri is subject to restrictive covenants relating to non-competition, non-solicitation and confidentiality of information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement of Keith Terreri
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOW GOOD INC.

	By:	/s/ Claudia Goldfarb
Claudia Goldfarb
Chief Executive Officer

Date: January 11, 2024